EX-99.j

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 29, 2022, with respect to the financial statements of abrdn Infrastructure Debt Fund (formerly, abrdn Global Absolute Return Strategies Fund) and abrdn High Income Opportunities Fund (formerly, abrdn Global High Income Fund), incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 18, 2023